Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Personalis, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Registrant’s 2020 Inducement Plan	457(c) and 457(h)	350,000(2)	$2.23(3)	$781,375	0.0001102	$86.11

Total Offering Amounts					$781,375		$86.11

Total Fee Offsets							N/A

Net Fee Due							$86.11

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Personalis, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

Represents additional shares of the Registrant’s Common Stock that were added to the Inducement Plan pursuant to an increase approved by the Compensation Committee of the Registrant’s Board of Directors on April 25, 2023.

(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.23 per share, which is the average of the high and low selling prices of a share of the Registrant’s Common Stock on May 9, 2023.

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